Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Imperalis Holdings Corp. on Form S-1, Amendment No. 2 (File No. 333-267897) of our report dated April 5, 2023, with respect to our audits of the financial statements of Imperalis Holdings Corp. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, New York

April 18, 2023